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FORM 5                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

/ / Check box if no longer                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
subject to Section 16.  Form
4 or Form 5 obligations may
continue.  See Instruction        Filed pusuant to Section 16(a) of the Securities Exchange Act of 1934,
1(b).                               Section 17(a) of the Public Utility Holding Company Act of 1935
/ / Form 3 Holdings Reported              or Section 30(f) of the Investment Company Act of 1940
/ / Form 4 Transactions Reported


1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading         6. Relationship of Reporting Person(s)
                                                Symbol                                      to Issuer (Check all applicable)
                                             ACCEL International Corporation (ACLE)
Chase              David            T.
(Last)            (First)       (Middle)     3. IRS/Identifi-    4. Statement for         _X_ Director          _X_ 10% Owner
                                             cation Number of       Month/Year
                                             Reporting Person,                            ___ Officer           ___ Other
                                             if an entity          December, 1998         (give title           (specify below)
c/o Chase Enterprises, One Commercial Plaza  (Voluntary)                                   below)
                 (Street)                                                                          ___________________
Hartford             CT         06103
(City)            (State)       (Zip)
                                                                 5. If Amendment,         7. Individual or Joint/Group Reporting
                                                                 Date of Original            (Check Applicable Line)
                                                                 (Month/Year)             _X_ Form Filed by One Reporting Person
                                                                                          ___ Form Filed by More than One
                                                                                              Reporting Person
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
                                  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security              2. Trans-    3.        4. Securities            5. Amount of       6. Owner-     7. Nature of
(Instr. 3)                        action       Trans-    Acquired (A)             Securities         ship Form:    Indirect
                                  Date         action    or Disposed of (D)       Beneficially       Direct        Beneficial
                                               Code      (Instr. 3,4 and 5)       Owned at end of    (D) or        Ownership
                                  (Month       (Instr.8)           (A)            Issuer's Fiscal    Indirect
                                   /Day/                            or            Year               (I)
                                   Year)                  Amount   (D) Price      (Instr.3 and 4)    (Instr. 4)    (Instr. 4)




*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                         (OVER)
                                           (Print or Type Responses)
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FORM 5 (continued)
                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of     2.Con-    3.Tran-  4.Tran- 5. Number    6.Date         7.Title and         8.Price   9.Number   10.Owner- 11.Na
Derivative      version   saction  saction of Deriv-    Exer-          Amount of           of        of         ship of   ture
Security        or        Date     Code    ative        cisable and    Underlying          Deriv-    Deriv-     Deriv-    of In-
(Instr.3)       Exercise (Month/  (Instr.  Securities   Expiration     Securities          ative     ative      ative     direct
                Price      Day/    8)      Acquired     Date           (Instr.3and 4)      Secur-    Secur-     Security: Bene-
                of        Year)            (A) or       (Month/Day                         ity       ities      Direct    ficial
                Deriv-                     Disposed      Year)                             (Instr.5) Bene-      (D) or    Owner-
                ative                      of (D)                                                    ficially   Indirect  ship
                Security                   (Inst.3,4,                                                Owned      (I)      (Instr.
                                            and 5)                                                   at End     (Instr.4) 4)
                                                                                                     of
                                                                                                     Year
                                                                                                     (Instr.4)
                                            (A)   (D)   Date   Expir-  Title     Amount
                                                        Exer-  ation             or
                                                        cisableDate              Number
                                                                                 of
                                                                                 Shares

Director Stock  $3.21875  6/16/98   A       10,000      (1)    6/16/08 Common    10,000              10,000     D
Option (right                                                          Stock
to buy)

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Explanation of Responses: (1) Becomes 50% exercisable on June 16, 1999, and 100%
exercisable on June 16, 2000.


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

                                                                              /s/ David T. Chase                     1/28/99
                                                                              --------------------------------         ----------
                                                                              ** Signature of Reporting Person         Date



** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                         Page 2

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